Filed pursuant to Rule 433 Registration File No. 333-202190 Supplementing the Prospectus dated February 20, 2015

Media Advisory

NIELSEN ANNOUNCES SECONDARY COMMON STOCK OFFERING

4/23/2015

NEW YORK--(BUSINESS WIRE)-- Nielsen N.V. (NYSE: NLSN), (the “Company”) today announced that Valcon Acquisition Holding (Luxembourg) S.à r.l. (the “Selling Shareholder”) intends to offer for sale in an underwritten secondary offering 20,000,000 shares of its common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission. In addition, the Selling Shareholder will grant the underwriter of the offering an option to purchase an additional 3,000,000 shares. The shares to be sold by the Selling Shareholder are attributable to affiliates of The Blackstone Group, The Carlyle Group and Kohlberg Kravis Roberts & Co. The last reported sale price of the Company’s common stock on April 23, 2015 was $46.31 per share.

Citigroup will act as underwriter for the offering.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from:

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Tel: 800-831-9146

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Nielsen

Nielsen N.V. (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers Watch and Buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance. Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

Forward-Looking Statements Disclaimer

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

Source: Nielsen N.V.

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929